                                                                    EXHIBIT 99.1

                                                 CONTACT: Jim Bauer
                                                          Investor Relations
                                                          (678) 473-2647
                                                          jim.bauer@arrisi.com

                      ARRIS ANNOUNCES STRONG SECOND QUARTER
                                2005 PERFORMANCE

SUWANEE, GA. (JULY 27, 2005) ARRIS (NASDAQ:ARRS), a global telecommunications technology leader, today announced preliminary and unaudited financial results for the second quarter 2005.

FINANCIAL HIGHLIGHTS:

      - Revenues were $162.2 million for the second quarter 2005, up $41.7 million, or 34.6%, over second quarter 2004 revenues of $120.5 million and up $26.3 million, or 19.4%, from first quarter 2005 revenues of $135.9 million.

      - Net income (loss) per diluted share for the second quarter was $0.08 as compared to $(0.06) in the second quarter 2004 and $0.04 in the first quarter 2005. Net income for the second quarter included a make-whole payment of $2.4 million, or $(0.03) per diluted share, associated with the conversion of all remaining 4 1/2% 2008 Convertible Notes. Excluding the make-whole payment and other items detailed below (a non-GAAP measure) net income per diluted share for the second quarter was $0.11.

      - Gross margins were 25.3% in the second quarter 2005, down from the first quarter 2005 level of 27.1%, primarily as the result of higher costs incurred to air freight E-MTAs to meet rapidly increasing customer demand during the quarter.

      - Cash, cash equivalents, and short-term investments at the end of the second quarter were $97.2 million reflecting the use of approximately $9.1 million of cash for operating activities during the quarter predominately to fund higher accounts receivable associated with the higher sales.

      - The remaining $75 million of 4 1/2% 2008 Convertible Notes were converted into 15 million shares of common stock during the quarter.

      - Book-to-bill ratio increased to 1.27 in the second quarter as compared to 1.11 in the second quarter of 2004 and compares to 1.35 in the first quarter of 2005.

      - Backlog increased approximately 36.1% to $166.8 million in the second quarter from $122.6 million in the first quarter.

FINANCIAL DETAILS:

Revenues for the quarter were $162.2 million with GAAP net income per diluted share of $0.08 inclusive of certain items described below. Revenues grew by $41.7 million, or 34.6% and $26.3 million, or 19.4% as compared to the second quarter 2004 and first quarter 2005, respectively. Through the first six months revenues were $298.1 million, up $66.0 million, or 28.4% from the first half of 2004. The revenue growth during the quarter is the result of both accelerating customer VoIP implementations and the strength of ARRIS' CMTS and high speed data products.

On a GAAP basis, net income (loss) was $7.3 million or $0.08 per diluted share in the second quarter 2005 as compared to the first quarter 2005 net income
(loss) of $3.4 million or $0.04 per share and as compared to the second quarter 2004 net income (loss) of $(5.4) million or $(0.06) per share. Included in the second quarter 2005 net income (loss) per share was an interest make-whole payment related to the redemption of the 4 1/2% 2008 Convertible Notes of $2.4 million or $(0.03) per share and amortization of intangibles and restructuring costs of $(0.3) million, or $(0.00) per share. Excluding these items, net income was $0.11 per diluted share in the second quarter. Year-to-date, GAAP net income
(loss) was $10.7 million or $0.12 per diluted share and compares to $(24.1) million or $(0.29) per diluted share for the first half of 2004. A reconciliation of our GAAP to our non-GAAP earnings per share is attached to this release and can also be found on the ARRIS website.

Broadband product revenues were $71.2 million in the second quarter, up approximately 2.2% from the first quarter 2005 level of $69.7 million. Supplies & CPE product revenues were $91.0 million in the second quarter, up approximately 37.5% compared to $66.2 million in the first quarter 2005. International sales were $44.0 million in the second quarter, as compared to $36.0 million in the first quarter 2005. Backlog at the end of the second quarter was $166.8 million, up approximately 36.1% as compared to $122.6 million at the end of the first quarter 2005. Bookings in the second quarter 2005 were $206.4 million as compared to $182.9 million in the first quarter 2005. The book-to-bill ratio in the second quarter was approximately 1.27, compared to
1.35 in the first quarter 2005.

Gross margins of 25.3% were down compared to first quarter 2005 margins of 27.1%, primarily as a result of product mix and higher transportation costs required to meet increased customer demand. The Company noted that without the effect of the additional transportation costs, margins within the Supplies &

CPE category actually increased during the quarter. E-MTA demand continued to accelerate with sales of 567,000 units in the quarter as compared to 334,000 units in the first quarter of 2005 and 173,000 units in the fourth quarter 2004 and 30,000 units in the second quarter of 2004. As a result, gross margins of the Supplies & CPE category were 15.0% in the second quarter as compared to 16.2% in the first quarter of 2005. Gross margins of Broadband products increased 110 basis points to 38.5% in the second quarter as compared to 37.4% in the first quarter 2005.

Operating expenses were $32.0 million in the second quarter 2005 as compared to $32.1 million for the first quarter 2005. Research and development costs included in operating expenses were $14.3 million in the second quarter 2005 as compared to $14.8 million in the first quarter 2005. The Company had a foreign exchange gain of $1.1 million in the second quarter 2005 as compared to loss of $(0.9) million in the first quarter 2005.

The Company ended the second quarter 2005 with $97.2 million of cash, cash equivalents and short-term investments, down from $107.9 million at the end of the first quarter 2005. Approximately $9.1 million of cash was used for operating activities in the second quarter, predominately to fund the increase in accounts receivable resulting from higher quarter over quarter sales. Inventory and turns at the end of the second quarter 2005 were $80.9 million and 6.2, respectively, as compared to $76.2 million and 4.7, respectively, for the first quarter 2005. Accounts receivable ended the second quarter 2005 at $87.9 million with DSOs of 43, and compare to $63.9 million and DSOs of 40 at the end of the first quarter 2005.

"Competitive actions by the satellite and the telecom companies are accelerating spending within our industry," said Bob Stanzione, ARRIS Chairman & CEO. "New technology approaches such as packet bonding for higher speed data transmission rates and the wide acceptance of VoIP service offerings are both creating and sustaining demand for innovative ARRIS products. Also during the quarter our marketing efforts resulted in product sales to a number of new customers which further expands our customer base both domestically and internationally. We see building demand for greater than 100 Mbps to the customer premises that, coupled with future opportunities that will result from the transition to IP Video, continue to position ARRIS well for future industry spending."

During the quarter the Company called for redemption the remaining $75 million of its 4 1/2% 2008 Convertible Notes. All of the holders elected to convert their notes into common stock, and the Company is now essentially debt-free.

In addition, the Company announced that its Korean Value-Added Reseller (VAR), Commverge Solutions, had entered into an agreement to supply Hanaro Telecom with the ARRIS Cadant C4 Cable Termination System (CMTS) as part of Hanaro's next-generation large capacity upgrade and that the Company had shipped the one-millionth Touchstone E-MTA during the quarter. The Company continued to add new customers after the close of the quarter, most notably Cable One, the tenth largest cable operator in the U.S., and more recently a new wireless cable customer in Iraq.

"We now anticipate that our revenues for the third quarter 2005 will again show a strong increase to the range of $180 to $190 million with net income per share, on a U.S. GAAP basis, in the range of $0.12 to $0.15," said David Potts, ARRIS EVP & CFO. "We expect to see improvement in our operating leverage as demand for our product portfolio continues to grow."

ARRIS management will conduct a conference call at 8:30am EDT on Thursday, July 28, 2005 to discuss these results in detail. You may participate in this conference call by dialing (877) 691-0879 prior to the start of the call and providing the ARRIS Group, Inc. name and Jim Bauer as the moderator. Please note that ARRIS will not accept any calls related to this earnings release during the period between the 6:30pm EDT release on July 27, 2005 and the completion of the scheduled conference call on July 28, 2005. A replay of the conference call can be accessed through Tuesday, August 2, 2005 by dialing (877) 519-4471 and using the PIN #6252875. A replay also will be made available for a period of 12 months following the conference call on ARRIS' website at www.arrisi.com

ARRIS provides broadband local access networks with innovative next generation high-speed data and telephony systems for the delivery of voice, video and data to the home and business. ARRIS' complete solutions enhance the reliability and value of converged services from the network to the subscriber. Headquartered in Suwanee, Georgia, U.S.A., ARRIS has design, engineering, distribution, service and sales office locations throughout the world. Information about ARRIS' products and services can be found at www.arrisi.com

Forward-looking statements:

Statements made in this press release, including those related to:

      -     third quarter 2005 revenues and net income;

      -     revenue and earnings expectations for 2005;

      -     the general market outlook;

      -     acceptance and introduction of ARRIS products; and

      -     the timing of introductions of new technologies

are forward-looking statements. These statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. Among other things,

      - projected results for the third quarter 2005 as well as the general outlook for 2005 and beyond are based on preliminary estimates, assumptions and projections that management believes to be reasonable at this time, but are beyond management's control;

      - because the market in which ARRIS operates is volatile, actions taken and contemplated may not achieve the desired impact relative to changing market conditions and the success of these strategies will be dependent on the effective implementation of those plans while minimizing organizational disruption; and

      - several of the substantial participants in our industry, including some of our customers, are in a weakened financial condition which could directly or indirectly cause a reduced demand for our products or other unexpected consequences, additionally, we cannot be certain if or when the general uncertainty in our industry will stabilize or improve.

In addition to the factors set forth elsewhere in this release, other factors that could cause results to differ from current expectations include: the impact of rapidly changing technologies; the impact of competition on product development and pricing; the ability of ARRIS to react to changes in general industry and market conditions including regulatory developments; rights to intellectual property, market trends and the adoption of industry standards; and consolidations within the telecommunications industry of both the customer and supplier base. These factors are not intended to be an all-encompassing list of risks and uncertainties that may affect the Company's business. Additional information regarding these and other factors can be found in ARRIS' reports filed with the Securities and Exchange Commission. In providing forward-looking statements, the Company expressly disclaims any obligation to update publicly or otherwise these statements, whether as a result of new information, future events or otherwise.

                                ARRIS GROUP, INC.
                           CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                      JUNE 30,    MARCH 31    DECEMBER 31  SEPTEMBER 30    JUNE 30
                                                       2005         2005         2004         2004          2004
                                                    (UNAUDITED)  (UNAUDITED)               (UNAUDITED)   (UNAUDITED)
                                                    -----------  -----------  -----------  ------------  -----------
                  ASSETS

Current assets:
  Cash and cash equivalents                          $  97,194    $  26,546    $  25,072    $  35,865     $  40,597
  Short-term investments                                     -       81,400       78,000       60,000        59,750
  Restricted cash                                        4,037        4,025        4,017        4,008         5,267
  Accounts receivable, net                              87,900       63,938       55,661       64,540        63,392
  Other receivables                                        288          400          420        2,822         1,817
  Inventories, net                                      80,869       76,249       92,636       88,282        74,533
  Other current assets                                   6,700        9,310        9,416       16,168        13,172
                                                     ---------    ---------    ---------    ---------     ---------
    Total current assets                               276,988      261,868      265,222      271,685       258,528

Property, plant and equipment, net                      26,351       26,217       27,125       23,524        23,067
Goodwill                                               150,569      150,569      150,569      150,569       150,569
Intangibles                                              1,356          884        1,672        6,307        12,513
Investments                                              3,223        4,450        3,620        4,296         4,307
Other assets                                               399        2,210        2,470        2,598         3,368
                                                     ---------    ---------    ---------    ---------     ---------
                                                     $ 458,886    $ 446,198    $ 450,678    $ 458,979     $ 452,352
                                                     =========    =========    =========    =========     =========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable                                   $  30,863    $  30,922    $  30,640    $  39,156     $  33,452
  Accrued compensation, benefits and related taxes       9,927        6,990       14,845       12,137         9,202
  Current portion of long-term debt                          -            -            -            2             2
  Other accrued liabilities                             29,879       30,881       32,111       37,123        33,318
                                                     ---------    ---------    ---------    ---------     ---------
    Total current liabilities                           70,669       68,793       77,596       88,418        75,974
Long-term debt, net of current portion                       -       75,000       75,000       75,000        75,000
Other long-term liabilities                             17,211       16,996       16,781       12,256        14,445
                                                     ---------    ---------    ---------    ---------     ---------
                                                        87,880      160,789      169,377      175,674       165,419

Stockholders' equity:
  Preferred stock                                            -            -            -            -             -
  Common stock                                           1,053          873          889          888           887
  Capital in excess of par value                       727,096      644,891      644,838      644,714       645,390
  Unearned compensation                                 (8,112)      (3,939)      (4,566)      (5,396)       (6,168)
  Unrealized holding gain on marketable securities         838          742          706          991         1,012
  Unfunded pension losses                               (3,345)      (3,345)      (3,345)      (1,293)       (1,293)
  Accumulated deficit                                 (346,340)    (353,629)    (357,038)    (356,431)     (352,726)
  Cumulative translation adjustments                      (184)        (184)        (183)        (168)         (169)
                                                     ---------    ---------    ---------    ---------     ---------
    Total stockholders' equity                         371,006      285,409      281,301      283,305       286,933
                                                     ---------    ---------    ---------    ---------     ---------
                                                     $ 458,886    $ 446,198    $ 450,678    $ 458,979     $ 452,352
                                                     =========    =========    =========    =========     =========

                                ARRIS GROUP, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                        (IN THOUSANDS, EXCEPT SHARE DATA)
                                   (UNAUDITED)

                                                                FOR THE THREE MONTHS         FOR THE SIX MONTHS
                                                                   ENDED JUNE 30,               ENDED JUNE 30,
                                                               -----------------------     -----------------------
                                                                 2005          2004          2005          2004
                                                               ---------     ---------     ---------     ---------
Net sales                                                      $ 162,201     $ 120,537     $ 298,125     $ 232,165
Cost of sales                                                    121,118        80,185       220,251       155,519
                                                               ---------     ---------     ---------     ---------
  Gross profit                                                    41,083        40,352        77,874        76,646
  Gross profit %                                                    25.3%         33.5%         26.1%         33.0%

Operating expenses:
  Selling, general, and administrative expenses                   17,572        18,495        34,244        36,039
  Provision for doubtful accounts                                   (358)          252          (511)          296
  Research and development expenses                               14,336        16,323        29,137        32,500
  Restructuring and impairment charges                               198           876           396         7,051
  Amortization of intangibles                                        218         8,927           775        17,849
                                                               ---------     ---------     ---------     ---------
                                                                  31,966        44,873        64,041        93,735
                                                               ---------     ---------     ---------     ---------
Operating income (loss)                                            9,117        (4,521)       13,833       (17,089)
Other expense (income):
  Interest expense                                                 1,004         1,081         2,022         2,645
  Loss (gain) on debt retirement                                   2,372             -         2,372         4,406
  Loss (gain) on investments and notes receivable                      -           580             -         1,439
  Equity in losses of unconsolidated affiliate                         -             -            75             -
  Loss (gain) on foreign currency                                 (1,078)          136          (143)          139
  Other (income) expense, net                                       (481)          (95)       (1,039)         (509)
                                                               ---------     ---------     ---------     ---------
Income (loss) from continuing operations before income taxes       7,300        (6,223)       10,546       (25,209)
Income tax expense (benefit)                                          87            37           (65)           46
                                                               ---------     ---------     ---------     ---------
Net income (loss) from continuing operations                       7,213        (6,260)       10,611       (25,255)
Income from discontinued operations                                   76           832            86         1,171
                                                               ---------     ---------     ---------     ---------
  Net income (loss)                                            $   7,289     $  (5,428)    $  10,697     $ (24,084)
                                                               =========     =========     =========     =========

Net income (loss) per common share - basic:
  Income (loss) from continuing operations                     $    0.08     $   (0.07)    $    0.12     $   (0.30)
  Income (loss) from discontinued operations                        0.00          0.01          0.00          0.01
                                                               ---------     ---------     ---------     ---------
  Net income (loss)                                            $    0.08     $   (0.06)    $    0.12     $   (0.29)
                                                               =========     =========     =========     =========

Net income (loss) per common share - diluted:
  Income (loss) from continuing operations                     $    0.08     $   (0.07)    $    0.12     $   (0.30)
  Income (loss) from discontinued operations                        0.00          0.01          0.00          0.01
                                                               ---------     ---------     ---------     ---------
  Net income (loss)                                            $    0.08     $   (0.06)    $    0.12     $   (0.29)
                                                               =========     =========     =========     =========

Weighted average common shares:
  Basic                                                           88,837        87,113        88,348        82,971
                                                               =========     =========     =========     =========
  Diluted                                                         91,356        87,113        90,507        82,971
                                                               =========     =========     =========     =========

                                ARRIS GROUP, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                                     FOR THE THREE MONTHS    FOR THE SIX MONTHS
                                                                         ENDED JUNE 30,         ENDED JUNE 30,
                                                                     --------------------    --------------------
                                                                       2005        2004        2005        2004
                                                                     --------    --------    --------    --------
Operating Activities:
   Net income (loss)                                                 $  7,289    $ (5,428)   $ 10,697    $(24,084)
   Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
      Depreciation                                                      2,501       2,466       5,098       5,326
      Amortization of intangibles                                         218       8,927         775      17,849
      Amortization of unearned compensation                             1,177         575       1,730       1,624
      Amortization of deferred finance fees                               152         152         305         384
      Provision for doubtful accounts                                    (358)        252        (511)        296
      Loss on disposal of fixed assets                                    143         116         131          95
      Loss (gain) on investments and notes receivable                       -         580           -       1,439
      Loss (gain) on debt retirement                                    2,372           -       2,372       4,406
      Impairment of long-lived assets                                       -           -         291           -
      Loss from equity investment                                           -           -          75           -
      Gain on discontinued product lines                                  (76)       (832)        (86)     (1,171)
      Gain on derivative instruments                                   (1,233)          -      (1,230)          -
   Changes in operating assets & liabilities, net of effects of acquisitions and disposals:
      Accounts receivable                                             (23,354)     (5,782)    (31,478)     (7,344)
      Other receivables                                                   112        (493)        132        (537)
      Inventory                                                        (4,310)     (1,134)     12,077       4,029
      Accounts payable and accrued liabilities                          2,265       5,786      (6,192)     16,466
      Other, net                                                        4,045         887       3,694      (4,888)
                                                                     --------    --------    --------    --------
          NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES          (9,057)      6,072      (2,120)     13,890

INVESTING ACTIVITIES:
   Purchases of property, plant, and equipment                         (2,928)     (2,585)     (4,883)     (4,239)
   Cash proceeds from sale of property, plant, and equipment                -           -          40           -
   Cash paid for acquisition, net of cash acquired                        (89)          -         (89)        (50)
   Purchases of available-for-sale securities                               -     (59,750)     (5,000)    (79,750)
   Disposals of available-for-sale securities                          81,400      10,000      83,000      30,000
   Other                                                                    -           -        (259)          -
                                                                     --------    --------    --------    --------
          NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES          78,383     (52,335)     72,809     (54,039)

FINANCING ACTIVITIES:
   Payments on capital lease obligations                                    -          (6)          -         (14)
   Payments on debt obligations                                             -        (900)          -      (1,163)
   Proceeds from issuance of common stock and other                     1,322         569       1,433       7,041
                                                                     --------    --------    --------    --------
          NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES           1,322        (337)      1,433       5,864

          NET INCREASE IN CASH AND CASH EQUIVALENTS                    70,648     (46,600)     72,122     (34,285)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                       26,546      87,197      25,072      74,882
                                                                     --------    --------    --------    --------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                           $ 97,194    $ 40,597    $ 97,194    $ 40,597
                                                                     ========    ========    ========    ========

                                ARRIS GROUP, INC.
                      SUPPLEMENTAL EARNINGS RECONCILIATION
                      (in thousands, except per share data)
                                   (unaudited)

                                                                        Q1 2005               Q2 2005                YTD 2005
                                                                ----------------------  ---------------------  ---------------------
                                                                           PER DILUTED            PER DILUTED            PER DILUTED
                                                                 AMOUNT       SHARE      AMOUNT      SHARE      AMOUNT     SHARE
                                                                --------   -----------  --------  -----------  --------  -----------
Net income (loss)                                               $  3,408    $   0.04    $  7,289   $   0.08    $ 10,697    $   0.12

Highlighted items:
  Impacting operating expenses:
    Impairment of long-lived assets                                  291           -           -          -         291           -
    Restructuring charges - adjustments to existing accruals         (93)          -         198          -         105           -
    Amortization of intangibles                                      557        0.01         218          -         775        0.01

  Impacting other expenses:
    Loss on debt retirement                                            -           -       2,372       0.03       2,372        0.03

  Impacting discontinued operations:
    Restructuring charges - adjustments to existing accruals         (10)          -         (76)         -         (86)          -
                                                                --------    --------    --------   --------    --------    --------
Total highlighted items                                              745        0.01       2,712       0.03       3,457        0.04
                                                                --------    --------    --------   --------    --------    --------
Net income (loss) excluding highlighted items                   $  4,153    $   0.05    $ 10,001   $   0.11    $ 14,154    $   0.16
                                                                ========    ========    ========   ========    ========    ========

Weighted average common shares - diluted                                      90,497                 91,356                  90,507
                                                                            ========               ========                ========

ARRIS believes that presenting net income (loss) and earnings per share amounts adjusted for the events described above provides meaningful information which will allow investors to more easily compare ARRIS' financial performance period to period. With respect to the loss on debt retirement, the call for redemption of the Convertible Notes resulted in a non-cash charge due to an interest "make-whole" payment indenture provision attendant to the occurrence of the call prior to the expiration of three years from the issuance of the Convertible Notes. With respect to amortization, the intangibles being amortized relate to our most recent acquisitions. Given the magnitude of the amortization historically, identifying it separately provides investors the ability to appropriately factor in their analysis the amount of amortization that will not recur. While some of the other events will or may recur, and there may be similar events that occur as well or instead, these other events tend not to occur on a predictable basis or in predictable amounts. In assessing operating performance and preparing budgets and forecasts, ARRIS' management considers performance after making these adjustments because of their nature and believes that it is helpful to investors to provide them with the same information in order to provide greater transparency and insight into management's analysis. Therefore, ARRIS has provided this information and expects to continue to provide similar information in the future with full schedules reconciling the differences between GAAP and non-GAAP financial measures. As used herein, "GAAP" refers to U.S. generally accepted accounting principles.